Exhibit 4.1

EXECUTION VERSION

SEMLER SCIENTIFIC, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 16, 2026

4.25% Convertible Senior Notes due 2030

FIRST SUPPLEMENTAL INDENTURE, dated as of January 16, 2026 (this “Supplemental Indenture”), between Semler Scientific, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), to the Indenture, dated as of January 28, 2025 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 4.25% Convertible Senior Notes due 2030 (the “Notes”) in the original aggregate principal amount of $100.0 million;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 22, 2025 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Strive, Inc., a Nevada corporation (“Parent”), and Strive Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) on the date hereof, with the Company, as the surviving entity in the Merger, becoming a wholly-owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Share Exchange Event under the Indenture;

WHEREAS, the Merger does not constitute a Fundamental Change or a Make-Whole Fundamental Change under the Indenture;

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) prior to the effective time of the Merger (other than the shares of Common Stock to be cancelled pursuant to Section 2.03(ii) of the Merger Agreement) was converted into the right to receive shares of Class A common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”) at a ratio of 21.05 shares of Parent Common Stock per share of Common Stock (the “Exchange Ratio”), in accordance with the terms of the Merger Agreement;

WHEREAS, Section 14.07(a) of the Indenture provides that, prior to or at the effective time of such Share Exchange Event, the Company or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Share Exchange Event (A) the Company or the successor or acquiring Person, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (II) the number of shares of Common Stock, if any, that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such Share Exchange Event;

WHEREAS, Section 14.07 of the Indenture provides that, if the Reference Property in respect of any such Share Exchange Event includes, in whole or in part, shares of Common Equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture with respect to the portion of the Reference Property consisting of such Common Equity, and if, in the case of any Share Exchange Event, the Reference Property includes shares of stock of a Person other than the Company or the successor or acquiring Person, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such Person is an Affiliate of the Company or the successor or acquiring Person, and shall contain such additional provisions to protect the interests of the Holders as the Company shall in good faith reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15 of the Indenture.

WHEREAS, the Parent wishes to become a guarantor of the Notes;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture for the following purposes, among others, (i) in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and make such related changes to the terms of the Indenture and the Notes to the extent expressly required by the Indenture, (ii) to add guarantees with respect to the Notes, and (iii) to make any change that does not adversely affect the rights of any Holder, as determined by the Company in good faith;

WHEREAS, pursuant to resolutions adopted by the Board of Directors of Parent on January 16, 2026, and the written consent of the sole stockholder of the Company adopted on January 16, 2026, the Parent and Company have duly authorized, respectively, this Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and Opinions of Counsel as contemplated by Sections 10.05 and 17.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

Section 1.02 Definitions in the Indenture.

(a) The Indenture is hereby amended and supplemented by adding the following additional definition to Section 1.01 of the Indenture in the appropriate alphabetical order.

“First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of January 16, 2026 by and among the Company, the Parent and the Trustee.

“Guarantor” means each of (1) Parent and (2) any other Person that provides a guarantee in accordance with Article 13 of the Indenture, in each case until such time as any such Guarantor shall be released and relieved of its obligations pursuant to Section 13.03 of this Indenture.

“Parent” means Strive, Inc., and shall include its successors and assigns.

(b) The Indenture is hereby amended by replacing the defined terms “Board of Directors” and “Common Stock” in their entirety with the following terms:

“Board of Directors” means, with respect to the Company or the Guarantor, the board of directors (or equivalent governing body) of the Company or the Guarantor (or, in the case of a limited partnership, its general partner), as the case may be, or a committee of such board (or equivalent governing body) duly authorized to act for it hereunder.

“Common Stock” means the Class A common stock of the Parent, $0.001 par value per share, at the date of the First Supplemental Indenture, subject to Section 14.07.

(c) The Indenture is hereby amended by replacing each reference to “the Company” or “the Company’s” in the defined terms “Ex-Dividend Date,” “Fundamental Change” and “Significant Subsidiary” with a reference to “the Parent” or “the Parent’s”, as the case may be.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. At and after the Effective Time (as defined below), the consideration due upon conversion of each $1,000 principal amount of Notes shall be determined in the same manner as if each reference to any number of shares of Common Stock in Article 14 of the Indenture (or in any related definitions) were instead a reference to the corresponding number of shares of Parent Common Stock that a Holder of such number of shares of Company Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have been entitled to receive upon the consummation of the Merger (e.g., a holder of $1,000 principal amount of Notes with a Conversion Rate of 13.0826 immediately prior to the Effective Time would have the right to convert such principal amount into 275.3887 shares of Parent Common Stock, calculated by multiplying such Conversion Rate (13.0826) by the Exchange Ratio (21.05)) and therefore a Unit of Reference Property consists of 21.05 shares of Parent Common Stock; provided that, at and after the Effective Time:

(i) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture and

(ii) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, and

(iii) the Daily VWAP shall be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such Share Exchange Event.

For clarity, the foregoing will apply in lieu of clauses (A), (B)(I), (B)(II) and (III) of the proviso to the first sentence of Section 14.07 of the Indenture in respect of the Merger, and the initial Conversion Rate as of the Effective Time will be 275.3887 shares of Parent Common Stock.

Section 2.02. Additional Amendments to the Indenture. The Indenture is hereby amended as follows:

(a) Sections 4.06(a) and 4.06(b) of the Indenture are hereby amended to replace references to “the Company” with references to “the Parent”, and each reference in the Indenture to the Company’s obligations as set forth in Section 4.06(b) of the Indenture shall be deemed to refer to the Parent’s obligations as set forth in Section 4.06(b) of the Indenture.

(c) Sections 6.01(g), 6.01(h) and 6.01(i) of the Indenture are hereby amended to replace references to “the Company” with references to “the Parent, the Company”.

(c) Section 14.01(b)(ii) of the Indenture is hereby amended and restated in full to read as follows:

“(ii) If, prior to the close of business on the Business Day immediately preceding May 1, 2030, the Parent elects to:

(A)            distribute to all or substantially all holders of the Common Stock any rights, options or warrants (other than in connection with a stockholder rights plan prior to the separation of such rights from the Common Stock) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution; or

(B)            distribute to all or substantially all holders of the Common Stock the Parent’s assets, securities or rights to purchase securities of the Parent (other than in connection with a stockholder rights plan prior to separation of such rights from the Common Stock), which distribution has a per share value, as reasonably determined by the Parent in good faith, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company shall notify all Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee) in writing at least 25 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur); provided, however, that if the Company is then otherwise permitted to settle conversions of Notes by Physical Settlement (and, for the avoidance of doubt, has not irrevocably elected another Settlement Method for conversions of Notes), then the Company may instead elect to provide such notice at least five Scheduled Trading Days prior to such Ex-Dividend Date, in which case the Company shall be required to settle all conversions of Notes with a Conversion Date occurring during the period on or after the date the Company provides such notice and before such Ex-Dividend Date (or, if earlier, the date the Parent announces that such issuance or distribution will not take place) by Physical Settlement, and the Company shall describe the same in such notice. Once the Company has given such notice, a Holder may surrender all or any portion of its Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution and (2) the Company’s announcement that such distribution will not take place, in each case, even if the Notes are not otherwise convertible at such time; provided that Holders may not convert their Notes pursuant to this subsection (b)(ii) if they participate, at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in clause (A) or (B) of this subsection (b)(ii) without having to convert their Notes as if they held a number of shares of Common Stock equal to the applicable Conversion Rate as of the record date for such distribution, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(d) Section 14.01(b)(iii) of the Indenture is hereby amended and restated in full to read as follows:

If (A) a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs prior to the close of business on the Business Day immediately preceding May 1, 2030, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 15.02, or (B) the Parent is a party to a Share Exchange Event (other than a Share Exchange Event that is solely for the purpose of changing the Parent’s jurisdiction of organization that (x) does not constitute a Fundamental Change or a Make-Whole Fundamental Change and (y) results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity and such common stock becomes Reference Property for the Notes) that occurs prior to the close of business on the Business Day immediately preceding May 1, 2030, (each such Fundamental Change, Make-Whole Fundamental Change or Share Exchange Event, a “Corporate Event”), all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the effective date of such Corporate Event until the earlier of (x) 35 Trading Days after the effective date of such Corporate Event (or, if the Parent gives notice after the effective date of such Corporate Event, until 35 Trading Days after the date the Parent gives notice of such Corporate Event) or, if such Corporate Event also constitutes a Fundamental Change (other than an Exempted Fundamental Change), until the close of business on the Business Day immediately preceding the related Fundamental Change Repurchase Date and (y) the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing as promptly as practicable following the effective date of such Corporate Event, but in no event later than one Business Day after the effective date of such Corporate Event.

(e) Sections 14.02(a)(iii), 14.07(a) and 15.02(c) of the Indenture are hereby amended to replace each reference to the Company filing a report on Form 8-K, issuing a press release or posting such information on the Company’s Website with a reference to the Company or the Parent making such filing, issuance or posting.

(f) Sections 14.04(a), 14.04(b), 14.04(c), 14.04(d), 14.04(e), 14.04(i)(iii), 14.04(m), 14.06, 14.08 and 14.11 of the Indenture shall be amended to replace references to “the Company” with references to “the Parent”; provided, however that, in each case, references therein to determinations or adjustments to be made by the Company or to settlements of conversions to be effected by the Company shall continue to refer to “the Company”.

(g) Section 14.03(e) of the Indenture is hereby amended and restated in full to read as follows:

“The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 14.03 for each Stock Price and Effective Date set forth below:

Stock Price
Effective Date	$2.90	$3.14	$3.38	$3.63	$4.18	$4.72	$5.46	$6.41	$7.60	$9.03	$10.69	$12.59	$14.96	$17.81
January 28, 2025	68.8461	68.8461	68.8461	68.8461	57.5823	47.0762	36.6270	27.4134	19.7112	13.6088	8.8978	5.2836	2.6712	0.0000
August 1, 2025	68.8461	68.8461	68.8461	68.8461	56.8729	46.3205	35.8924	26.7714	19.2123	13.2826	8.7442	5.2625	2.4123	0.0000
August 1, 2026	68.8461	68.8461	68.8461	68.8461	54.4942	43.8829	33.5726	24.7443	17.5999	12.1311	8.0453	4.9973	2.3344	0.0000
August 1, 2027	68.8461	68.8461	68.8461	65.7539	50.3179	39.7340	29.7184	21.4142	14.9413	10.1735	6.7381	4.2521	2.2629	0.0000
August 1, 2028	68.8461	68.8461	68.7093	58.9168	43.2367	32.8969	23.5444	16.2338	10.9081	7.2496	4.7657	3.0480	1.7072	0.0000
August 1, 2029	68.8461	68.8461	56.5866	46.2490	30.6067	21.1847	13.5688	8.4432	5.2962	3.4522	2.3218	1.5619	0.9515	0.0000
August 1, 2030	68.8461	42.8283	20.4648	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Date may not be set forth in the table above, in which case:

(i)            if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)            if the Stock Price is greater than $17.81 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii)           if the Stock Price is less than $2.90 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 344.2348 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.”

(h) Sections 14.04(a) of the Indenture shall be amended to replace the reference to “the Board of Directors determines not to” with references to “the Parent’s board of directors determines not to”.

(i) Section 14.04(c) of the Indenture shall be amended to replace the reference to “the Company’s Capital Stock” with a reference to “the Parent’s Capital Stock”.

(j) Sections 14.04(i)(ii) and 14.04(i)(v) of the Indenture shall be amended to replace each reference to “the Company’s” with a reference to the “Parent’s”.

(k) The first paragraph of Section 14.07(a) of the Indenture is hereby amended to replace the references to “the Company” and “the Company’s” in clauses (ii) and (iii) thereof, respectively, with references to “the Parent” and “the Parent’s”, as the case may be.

(l) Section 14.07(c) of the Indenture is hereby amended and restated in full to read as follows:

“Neither the Parent nor Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a Holder to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Share Exchange Event.”

ARTICLE 3

ADDITIONAL GUARANTEES

Section 3.01. Additional Guarantees. From this date, by executing this Supplemental Indenture, the Guarantor whose signatures appear below under the heading “Guarantor” shall be a Guarantor with respect to payment obligation under the Indenture and the Notes pursuant to Article 13 of the Indenture.

Section 3.02 Additional Amendments. Article 13 of the Indenture is hereby amended and restated as follows:

“Article 13. Guarantee

Section 13.01. Guarantee.

(a)             Subject to this Article 13, each Guarantor hereby, jointly and severally with any other Guarantor, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the obligations of the Company hereunder and thereunder, that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at the Maturity Date, by acceleration, upon redemption, upon repurchase or otherwise, and interest on the overdue principal of and (to the extent permitted by law) interest on the Notes, and the Settlement Amounts upon conversion will be promptly paid and/or delivered in full when due upon conversion, and all other payment obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at the Maturity Date, by acceleration, upon redemption, upon repurchase or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default with respect to the Notes under this Indenture shall constitute an event of default under the Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Company.

(b)               Each Guarantor hereby agrees that its respective obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 13.03.

(c)               Each Guarantor hereby agrees, jointly and severally with any other Guarantor, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 13.01.

(d)               If any Holder or the Trustee is required by any court or otherwise to return to the Company, a Guarantor, or any Custodian, Trustee or other similar official acting in relation to either the Company or the Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Guarantees to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)               Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of this Indenture for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such obligations as provided in Article 6 of this Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of its Guarantee. Each Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(f)               Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company or Parent for liquidation or reorganization, should the Company or Parent become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s or Parent’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)               In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)               Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(i)               For the avoidance of doubt, the Guarantees with respect to a Note are not convertible and shall automatically terminate when such Note is converted in accordance with this Indenture.

Section 13.02. Execution and Delivery.

The Guarantees shall be evidenced by the execution and delivery of this Indenture or a supplement to this Indenture and no notation of any Guarantee need be endorsed on any Note. Each Guarantor hereby agrees that its Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

Section 13.03. Release of Guarantees.

The Guarantee of a Guarantor shall be automatically and unconditionally released and discharged under this Indenture upon the discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture.

At the request of the Company and upon delivery of an Officer’s Certificate and Opinion of Counsel, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Guarantee. Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 13.

Section 13.04. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with accounting principles generally accepted in the United States.

Section 13.05. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 13.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 13.06. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 13.07. [Reserved].

Section 13.08. “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 13 shall in each case (unless the context shall otherwise require) be construed as extending to, and including, such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 13 in place of the Trustee.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 4.03. Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.04. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.07. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 4.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the occurrence of the effective time of the Merger under the Merger Agreement (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SEMLER SCIENTIFIC, INC.

By:	/s/ Logan Beirne
Name: Logan Beirne
Title: Authorized Signatory

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

GUARANTOR:

STRIVE, INC.

By:	/s Logan Beirne
Name: Logan Beirne
Title: Chief Legal Officer

SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE